Exhibit 99.1

PENN TREATY AMERICAN ANNOUNCES FIRST QUARTER RESULTS AND LETTER OF
INTENT FOR REINSURANCE COMMUTATION

June 2, 2005 — Allentown, PA – Penn Treaty American Corporation (NYSE: PTA) today announced its first quarter financial results for the three month period ended March 31, 2005, reporting net income of $2.2 million, or $.03 per fully diluted share. During the first quarter of 2004, the Company recorded $23.3 million in net income, or $.32 per fully diluted share.

The results of the first quarter, 2005, include the following:

o	An after-tax loss of $.4 million, or $.01 per fully diluted share, attributable to a market loss recorded on the Company’s notional experience account due to increasing market interest rates, as compared to an after-tax gain of $23.2 million or $.28 per fully diluted share recorded in the first quarter of 2004; and,
o	$2.7 million, or $.04 per fully diluted share attributable to income from core operations, as compared to $.1 million, or $.04 per fully diluted share from core operations for the first quarter of 2004.

In addition to the quarterly results, the Company announced that it has entered into a letter of intent with its primary reinsurer to commute its reinsurance contract related to existing business written prior to January 2002, with the intention of replacing this coverage with an alternative carrier.

Significant details of the planned commutation are as follows:

o	The effective date of the commutation and recapture would be May 24, 2005. The value of the Company’s notional experience account has been fixed as of May 23, 2005 and will not vary with market interest rate movements.
o	The value of the notional experience account at May 23, 2005 included an additional gain, net of fees for the termination of the reinsurance agreement, of approximately $32 million over the reported March 31, 2005 balance.
o	All warrants granted to the reinsurer would be forfeited upon closing of the commutation and recapture transaction.
o	The commutation of the existing reinsurance agreement is contingent upon, among other things, the Company’s entrance into an agreement with a new reinsurer on or before July 28, 2005.
o	As part of the letter of intent, the Company will also recapture the 50% quota share percentage of policies ceded to its reinsurer that were issued between January 2002 and July 2004.

At March 31, 2005, book value was $4.38 per share and fully converted book value (taking into account the potential future conversion of all of the Company’s outstanding convertible debt) was $3.09 per share. A reconciliation of book value to fully converted book value is as follows:

(amounts in thousands, except per share amounts)

Shareholders' equity	$205,649
Convertible debt, net of discount	78,988
Preferred interest on early conversion	762
Unamortized deferred offering costs	1,522

Shareholders' equity, fully converted	$286,921

Outstanding shares, as reported	46,936
Shares issuable upon conversion of debt	45,854	*

Outstanding shares, fully converted	92,790

Book value per share, as reported	$4.38

Book value per share, fully converted	$3.09

* Does not include potential shares issued for preferred interest if the debt is converted prior to October 15, 2005.

Since March 31, 2005, an additional $3.5 million of the Company’s outstanding convertible notes have been converted into shares of the Company’s common stock.

During the first quarter of 2005, the Company recorded premium revenue of $79.8 million, including $2.9 million of first year collected premium revenue. Sales of new long-term care insurance policies in the first quarter of 2005 totaled $4.6 million in annualized premium or 10% more than sales for the first quarter of 2004.

The Company continues to expect earnings from core operations of $.28-.30 per fully diluted share for the full year of 2005. The first quarter results were slightly below the Company’s expectations due primarily to the following:

1.	The Company experienced delays in obtaining approval of its filed premium rate increases in some states, for which approvals were ultimately received and implementation was begun throughout the first quarter.

2.	Net investment income was below expectations in the quarter as a result of lower investment crediting rates being applied to the Company’s notional experience account following market interest rate declines in the fourth quarter of 2004.

3.	While persistency of policies remained at anticipated levels overall, the Company has noted a small increase in retention related to policyholders with higher benefit requirements. This shift, while immaterial to overall persistency measurement, required the retention of modestly higher reserves than anticipated.

William W. Hunt, President and C.E.O., stated, “While certain aspects of this quarter’s performance differed from our expectations, we believe that our projections for the entire year remain appropriate, especially given the approval and implementation of premium rate increases in certain states that are now affecting our actual results.”

Mr.     Hunt continued, “Our recent decision to commute our 2001 and 2002 reinsurance agreements and ‘lock-in’ the notional experience account value, subject to our entrance into a new reinsurance agreement, should eliminate material income statement volatility for our shareholders and significantly increases our confidence in our ability to ultimately commute a new reinsurance agreement at December 31, 2007. This should substantially alleviate investor concern related to interest rate volatility and the dilutive effect of the warrants, which would be forfeited upon closing. Based upon our current discussions with alternate reinsurers, we are highly confident that a new agreement should be in place by July 28, 2005. In addition, we are actively involved in conversations with these alternate reinsurers regarding the reinsurance of our new business.”

The Company will host an investor conference call at 10:00 AM, EDT, on Friday, June 3 to discuss its first quarter results. Investors and analysts should call 1.866.205.3916 in order to participate. The conference call will be available by replay until June 17, 2005 by calling 1.800.475.6701 with an access code of 784082. The Company also expects to make the call available via a downloadable file on its website, www.penntreaty.com.

Certain statements made by the Company in this press release may be considered forward looking within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its expectations are based upon reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results of its operations will not differ materially from its expectations. An investment in the Company’s securities includes certain risks, which may be specific to the Company or to the long-term care insurance industry. Factors which could cause actual results to differ from expectations include those risks identified in the Company’s public filings made with the Securities and Exchange Commission and, among others, the Company’s ability to enter into definitive agreements to commute its 2001 reinsurance agreement and recapture existing policies and to enter into a new reinsurance agreement on or before July 28, 2005, the Company’s ability to commute the new reinsurance agreement on or after December 31, 2007, the Company’s ability to meet its expectations for earnings from core operations for 2005, the implementation of approved and pending premium rate increases and policyholder persistency.

Source:   Penn Treaty American Corporation

Contact:   Cameron Waite, Executive VP, Strategic Operations

1.800.222.3469
cwaite@penntreaty.com

PENN TREATY AMERICAN CORPORATION AND SUBSIDIARIES Consolidated Statements of Income (amounts in thousands, except per share data)
	Three Months Ended March 31,
	2005	2004
Revenues:	(unaudited)	(unaudited)
Premium revenue	$79,812	$82,288
Net investment income	12,335	10,987
Net realized capital (loss) gain	(1)	221
Market (loss) gain on notional experience account	(588)	35,648
Change in preferred interest on early conversion liability	640	(818)
Other income	1,396	1,621

	93,594	129,947

Benefits and expenses:
Benefits to policyholders	60,103	59,386
Commissions	9,760	10,421
Net policy acquisition costs amortized	1,922	3,955
General and administrative expense	12,830	13,477
Impairment of Goodwill	--	--
Litigation Expense	--	--
Expense and risk charges on reinsurance	2,834	2,807
Excise tax expense	729	783
Interest expense	1,965	3,817

	90,143	94,646

Income before federal income taxes	3,451	35,301
Federal income tax provision	(1,235)	(12,001)

Net inomce	$2,216	$23,300

Basic earnings per share from net income	$0.05	$0.79
Diluted earnings per share from net income	$0.03	$0.32

Weighted average number of shares outstanding	45,104	29,540
Weighted average number of shares and share equivalents	92,884	82,572